March 20, 2024 VIA E-Mail Jessica Saxton Jessica.saxton@charlottesweb.com RE: Amendment to Offer of Employment with Charlotte’s Web Holdings, Inc. Dear Jessica, This letter is an amendment (“Amendment”) to your Offer of Employment from Charlotte’s Web Holdings, Inc. dated December 7, 2022 (“Offer Letter”). Provided that you timely sign and return a copy of this Amendment to me, this Amendment shall be effective as of March 20, 2024. Except as expressly outlined in this Amendment, all other terms and conditions of your Offer Letter dated December 7, 2022, and Amendment dated March 20, 2023, remain in full force and effect, as if expressly stated herein. The following paragraph will replace the original paragraph titled “Long-Term Incentive Program” in your Offer Letter: Original Paragraph: In 2023 and 2024, you are guaranteed a $400,000 stock award, awarded in 75% non-qualified stock options and 25% restricted stock units. The awards will vest over 3 years, with 33% of the value of the award vesting on each anniversary of the grant date (1st of the following month). New Paragraph: Long-Term Incentive Program: You will be eligible to participate in the Company’s long-term incentive program. In 2023 you were awarded a $400,000 stock award, awarded in 75% non-qualified stock options and 25% restricted stock units. The non-qualified stock options will vest over 3 years, with 33% of the value of the award vested on each anniversary of the grant date (1st of the following month) subject to your continued employment with the Company through each vesting date. In 2024 you will be awarded $300,000 in cash payable after March 20th, 2024, and before May 1, 2024, subject to applicable tax deductions and withholding, and, subject to approval by the Compensation Committee of the Board of Directors of the Company, the Company will grant to you 710,000 restricted stock units on April 1, 2024, with such restricted stock units vesting 33% in three annual installments on the first of the month following each anniversary of the grant date, subject to your continued employment with the Company through each vesting date.

You must be employed with Charlotte’s Web at the time of the scheduled cash payment and granting of restricted stock units to receive the respective awards. In future years, you will be eligible for LTIP awards as described in the company’s LTIP plan document. The Compensation Committee reserves the right to adjust or amend eligibility and the long-term incentive plan at their sole discretion. Nothing contained herein shall alter the nature of your employment status as an at-will employee. Please confirm your understanding and acceptance of this Amendment by signing and returning a copy of this Agreement to me by March 20, 2024. We look forward to mutual collaboration and to your continued contribution to developing the business. Please feel free to contact me if you have any questions. Sincerely, Mindy Garrison Chief People Officer On behalf of Charlotte’s Web Holdings, Inc. Accepted and Agree: _______________________________________________ _______________________ Jessica Saxton Date 03/20/2024 3/20/2024